Exhibit 8.1

Seyfarth Shaw LLP

620 Eighth Avenue
New York, New York 10018

T (212) 218-5500

F (212) 218-5526

www.seyfarth.com

February 24, 2023

Veris Residential, Inc.
Harborside 3
210 Hudson Street, Suite 400
Jersey City, New Jersey 07311

Veris Residential, L.P.
Harborside 3
210 Hudson Street, Suite 400
Jersey City, New Jersey 07311

Ladies and Gentlemen:

We have acted as tax counsel to Veris Residential, Inc. (the “Company”) and Veris Residential, L.P. (the “Operating Partnership”) in connection with that certain Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission (the “Registration Statement”) relating to the registration of $2,500,000,000 of (i) the Company’s common stock, preferred stock, preferred stock represented by depository shares, warrants to purchase common stock or preferred stock, and guarantees of debt securities of the Operating Partnership, and (ii) debt securities of the Operating Partnership. This opinion relates to the qualification for federal income tax purposes of the Company as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), and the accuracy of the discussion included in the Registration Statement under the heading “Material United States Federal Income Tax Considerations.”

We hereby consent to the use of our opinions as an Exhibit to the Registration Statement and to any and all references to our firm in the Registration Statement in respect of these opinions. All defined terms used herein shall have the same meaning as used in the Registration Statement.

FACTS AND ASSUMPTIONS RELIED UPON

In rendering the opinions expressed herein, we have examined the Articles of Incorporation and Bylaws of the Company, the Second Amended and Restated Limited Partnership Agreement of the Operating Partnership, as amended, and such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinions set forth herein.

Veris Residential, Inc.
Veris Residential, L.P.
February 24, 2023
Page 2

In our examination of documents, we have assumed, with your consent, that all documents submitted to us are authentic originals, or if submitted as photocopies, that they faithfully reproduce the originals thereof, that all such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true and correct, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms. We have also assumed, without investigation, that all documents, certificates, warranties and covenants on which we have relied in rendering the opinions set forth below and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinions set forth herein, from such earlier date through and including the date of this letter.

We have reviewed the Registration Statement and the descriptions set forth therein of the Company, the Operating Partnership, and their investments and activities. We have relied upon the representations of the Company, the Operating Partnership, and their affiliates regarding the manner in which the Company and Operating Partnership have been and will continue to be owned and operated. We have also relied upon the representations of the accountants for the Company and Operating Partnership regarding the type and amount of income received by the Company and Operating Partnership during their taxable years ended December 31, 2022 and the character and amount of distributions made with respect to their taxable years ended December 31, 2022, and the representations similarly made with respect to prior years of the Company and Operating Partnership. We have neither independently investigated nor verified the accuracy of such representations, and we assume that such representations are true, correct and complete and that all representations made “to the best of the knowledge and belief” of any person(s) or party(ies) are and will be true, correct and complete as if made without such qualification. We assume that the Company and Operating Partnership have been and will be operated in accordance with applicable laws and the terms and conditions of applicable documents, and the descriptions of the Company, the Operating Partnership, and their investments, and the proposed investments, activities, operations and governance of the Company and Operating Partnership set forth in the Registration Statement continue to be true.

The foregoing representations have all been made to us as of the date hereof by officers and representatives of the Company. No facts have come to our attention that are inconsistent with such facts and representations.

OPINIONS

Based upon and subject to the foregoing, we are of the following opinions:

1.            Assuming that a timely election for REIT status had been made, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code and its method of operation as described in the representations referred to above will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.

2.            The discussion contained in that portion of the Registration Statement under the caption “Material United States Federal Income Tax Considerations” fairly summarizes the United States federal income tax considerations that are likely to be material to a holder of the Company’s common stock.

Veris Residential, Inc.
Veris Residential, L.P.
February 24, 2023
Page 3

The opinions expressed herein are based upon the Code, the Treasury Regulations promulgated thereunder, current administrative positions of the Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinions rendered herein and the tax consequences to the Company, the Operating Partnership, and the investors in the Company’s common stock. In addition, as noted above, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the representations that are being made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information are, or later become, inaccurate or if any of the representations made to us are, or later become, inaccurate.

We express no opinion with respect to the Registration Statement other than those expressly set forth herein. Furthermore, the Company’s qualification as a REIT will depend on the Company meeting, in its actual operations, the applicable asset composition, source of income, shareholder diversification, distribution, recordkeeping and other requirements of the Code necessary for a corporation to qualify as a REIT. We will not review these operations, and no assurance can be given that the actual operations of the Company and its affiliates (including the Operating Partnership) will meet these requirements or the representations made to us with respect thereto.

Finally, our opinions are limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of an investment in the Company’s common stock.

Very truly yours,

/s/ SEYFARTH SHAW LLP

SEYFARTH SHAW LLP